Exhibit 10.14

AMENDMENT NO. 2

TO

MARINA VILLAGE NET OFFICE–TECH LEASE

THIS AMENDMENT NO. 2 (“Amendment No. 2”) is made and entered into as of March 1, 2005 (the “Effective Date”), by and between ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership (“Landlord”), and XENOGEN CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant executed that certain Marina Village Net Office-Tech Lease, dated as of June 6, 2000 as amended by Amendment No. 1 dated November 28, 2000 (collectively, the “Lease”) for the lease of certain premises located at 2061 Challenger Drive, Suite 100, 101, 102 and 103, in the City of Alameda, California. The capitalized terms used in this Amendment No. 2 shall have the meanings set forth in the Lease unless otherwise specified herein.

B.	Landlord and Tenant desire to amend the Lease on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, Landlord and Tenant hereby agree as follows:

1.	Amendment of Basic Lease Information. The following provisions of the Basic Lease information are hereby amended to read as follows:

Term Expiration:	February 28, 2011

Base Rent:	Previous rent schedule remains unchanged except as follows:
	3/1/05 – 5/31/05	$82,714/month
	6/1/05 – 2/28/06	$85,896/month
	3/1/06 – 2/28/07	$53,519/month
	3/1/07 – 2/29/08	$55,110/month
	3/1/08 – 2/28/09	$56,748/month
	3/1/09 – 2/28/10	$58,436/month
	3/1/10 – 2/28/11	$60,174/month

Landlord’s Address for Notices:

Alameda Real Estate Investment
2479 East Bayshore Rd., Suite 704
Palo Alto, CA 94303
Attn: Joseph R. Seiger
Telecopier No. (650) 463-1615

With a copy to (and address for payment of rent):

Alameda Real Estate Investments
1150 Marina Village Parkway, Suite 100
Alameda, CA 94501
Telecopier No. (510) 523-1638

2.	Amendment of Paragraph 1.

(a)	A period is inserted at the end of the first sentence of Paragraph 1.

(b)	The following language is added at the end of Paragraph 1:

“Landlord and Tenant agree that the Premises shall be modified in accordance with the provisions of Exhibit D attached hereto and incorporated herein.”

3.	Amendment of Paragraph 4. The following language is hereby added to as Paragraph 4(d) of the Lease:

“(d) Notwithstanding anything to the contrary herein, (i) in the event of a sale or transfer of the Building prior to the expiration of the initial term of this Lease that results in an increase of Property Taxes payable by Tenant, Landlord shall credit One Hundred Twelve Thousand Five Hundred Two Dollars ($112,502.00) against any such Property Taxes increases otherwise payable by Tenant, provided that Tenant shall be fully responsible for payment of all Property Taxes once such credit amount is exhausted; and (ii) from and after June 30, 2006, Tenant’s responsibility for increases in Property Taxes shall be deemed to be reduced by a tax increment refund in the amount of $27,404.00 (or the actual tax increment refund received by Landlord, if greater) whether or not such a tax increment refund is actually received by Landlord. For example purposes only, if Property Taxes incurred by Landlord for the 2008 year were $160,000.00, Tenant’s responsibility for Property Taxes would be $132,596 (i.e., $160,000 minus $27,404.00).”

4.	Amendment of Paragraph 9.

(a) Paragraph 9(a) is hereby deleted in its entirety and the following language is substituted in its place:

“(a) Tenant shall obtain and maintain during the term of this Lease commercial general liability insurance with a combined single limit for personal injury and property damage in an amount not less than $2,000,000, and employer’s liability and workers’ compensation insurance as required by law. Tenant’s commercial general liability insurance policy, which shall be in a form at least as broad as the ISO Commercial General Liability form most recently issued as of the Effective

Date, shall provide that the insurer has the duty to defend all insureds, and provide that defense costs do not deplete policy limits. Such insurance shall also be endorsed to provide that (1) the insurer will endeavor to provide Landlord with thirty (30) days’ prior written notice of cancellation (ten (10) days for cancellation due to failure to pay premiums), (2) Landlord and other entities designated by Landlord are named as additional insureds, (3) the insurer acknowledges acceptance of the mutual waiver of claims by Landlord and Tenant pursuant to subparagraph (b) below, and (4) such insurance is primary with respect to Landlord and that any other insurance maintained by Landlord is excess and noncontributing with such insurance. Tenant shall also obtain and maintain insurance (‘Personal Property Insurance’) covering leasehold improvements for which Tenant is responsible and Tenant’s personal property and fixtures from time to time in, on, or at the Premises, in an amount not less than one hundred (100%) of the full replacement cost, without deduction for depreciation, providing protection against events protected under ‘special causes of loss,’ as well as against sprinkler damage, vandalism, and malicious mischief. Any proceeds from the Personal Property Insurance shall be used for the repair or replacement of the property damaged or destroyed, unless this Lease is terminated under an applicable provision herein. If the Premises are not repaired or restored following damage or destruction in accordance with other provisions herein, Landlord shall receive any proceeds from the Personal Property Insurance allocable to Tenant’s leasehold improvements other than insurance for improvements that Tenant has the right to remove pursuant to the terms of the Lease. Tenant shall obtain and maintain business interruption insurance in an amount not less than the lesser of Tenant’s annual gross revenue or an amount adequate to provide for payment of Base Rent and other amounts due Landlord under this Lease during a one year interruption of Tenant’s business by fire or other casualty. Prior to the commencement of the term, Tenant shall deliver to Landlord duplicates of such policies or certificates thereof with endorsements, and at least thirty (30) days prior to the expiration of such policy or any renewal thereof, Tenant shall deliver to Landlord replacement or renewal binders, followed by duplicate policies or certificates within a reasonable time thereafter. If Tenant fails to obtain such insurance or to furnish Landlord any such duplicate policies or certificates as herein required, Landlord may, at its election, upon notice to Tenant but without any obligation so to do, procure and maintain such coverage and Tenant shall reimburse Landlord on demand as additional rent for any premium so paid by Landlord. Tenant shall have the right to provide all insurance coverage required herein to be provided by Tenant pursuant to blanket policies so long as such coverage is expressly afforded by such policies. Landlord shall maintain ‘all risk’ property insurance insuring against risk of loss or damage to the Building for the full replacement cost thereof.”

(b) Paragraph 9(b) of the Lease is hereby deleted in its entirety and the following language is substituted in its place:

“(b) Notwithstanding anything in the Lease and without regard to the negligence or misconduct of the party to be released, Landlord hereby waives all claims against Tenant and Tenant’s officers, directors, partners, employees, agents and representatives, for loss or damage to the extent that such loss or damage is insured against under any valid and collectible insurance policy insuring Landlord or required to be maintained by Landlord under this Lease, or would have been insured against but for any deductible amount under any such policy, and Tenant waives all claims against Landlord including Landlord’s partners, and its and their officers, directors, partners, employees, agents and representatives (collectively, ‘Landlord’s Parties’) for loss or damage to the extent such loss or damage is insured against under any valid and collectable insurance policy insuring Tenant or required to be maintained by Tenant under this Lease, or would have been insured against but for any deductible amount under any such policy.”

(c) Subparagraph 9(c)(i) is hereby deleted in its entirety and the following language is substituted in its place:

“(i) All claims, liabilities, damages and expenses arising out of or related to damage to any property or injury to or death of any person arising in or from the use of the Premises by Tenant, except as to Landlord or any of Landlord’s Parties such as is caused by the gross negligence or willful misconduct of Landlord or that of Landlord’s Parties otherwise entitled to indemnification,”

5.	Amendment of Paragraph 10. The final clause of Paragraph 10(a) of the Lease is hereby deleted and the following language is substituted in its place:

“provided, however, that if, in the opinion of Landlord’s architect, the work of repair cannot be completed within three hundred sixty (360) days, Landlord may, at its election, terminate the Lease by notice given to Tenant.”

6.	Amendment of Paragraph 12.

(a) The fifth (5th) and sixth (6th) sentences of Paragraph 12(a) are hereby deleted in their entirety and the language is substituted in their place:

“Notwithstanding the foregoing, Tenant may, upon prior notice to Landlord accompanied by an explicit assumption of the Tenant’s obligations under this Lease for the benefit of Landlord, but without Landlord’s prior consent and without being subject to any excess rent or recapture provisions, sublet the premises or assign its interest in this Lease to (i) a subsidiary, affiliate, division, or corporation controlling, controlled by or under common control with Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, non-bankruptcy reorganization or government action; or (iii) a purchaser of substantially all of Tenant’s assets as a going concern (each, a ‘Permitted Transferee’). A sale or transfer of Tenant’s capital stock shall not be deemed an assignment, subletting or any other transfer of its interest in the Lease or in the

Premises; provided, however, that in the case of such purchase of Tenant’s assets, the assignee has a tangible net worth at least equal to Twenty Million Dollars ($20,000,000.00). In the case of any assignment or subletting, the proposed assignee or sublessee shall agree in writing to perform for the benefit of Landlord all of the Tenant’s obligations under this Lease or so much thereof as are allocable to any portion of the Premises proposed to be sublet.”

(b)	The following language is added as Paragraph 12(b)(iv):

“Intentionally omitted.”

(c)	The following language is added as Paragraph 12(d)(i):

“Intentionally omitted.”

(d)	The following language is added as Paragraph 12(j):

“(j) The voluntary or other surrender of this Lease by Tenant, the mutual cancellation thereof or the termination of this Lease by Landlord as a result of Tenant’s default, shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.”

7.	Amendment of Paragraph 13.

(a) Paragraph 13(a)(i) of the Lease is hereby deleted in its entirety and the following language is substituted in its place:

“Tenant’s failure to pay any rent or other sum payable hereunder when due in accordance with the provisions of this Lease where such failure is the first (1st) or second (2nd) failure to timely pay in any calendar year during the term of the Lease and such failure is not cured within five (5) days after delivery of notice to Tenant from Landlord specifying such failure to pay, and thereafter, Tenant’s failure to pay rent or any other sum payable hereunder when due; provided, however, that any notice provided by Landlord hereunder shall be in lieu, of and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure;”

(b) Paragraph 13(a)(v) is hereby deleted in its entirety and the following language is substituted in its place:

“(v) the default by Tenant beyond applicable notice and cure periods in the performance of any of the terms, covenants, agreements, or conditions contained in (A) that certain Marina Village Net Office-Tech Lease dated January 15, 1998, as amended, by and between Landlord and Tenant for premises located at 860 Atlantic Avenue, Alameda, California (the ‘860 Lease’); and (B) that certain

Marina Village Net Office-Tech Lease dated as of October 15, 2004 by and between Landlord and Tenant for premises located at 850 Marina Village Parkway, Alameda, California (the ‘850 Lease’). Notwithstanding the foregoing, from and after the date on which Tenant ceases to occupy the premises leased under the 860 Lease, having returned same to Landlord in the condition required thereunder, this subparagraph shall be deemed amended to delete the reference to the 860 Lease.”

(c)	The following text is added at the end of Paragraph 13(b):

“(vi) Landlord shall also have the remedy described in California Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).

(vii) Landlord’s acceptance of payment from Tenant of less than the amount of rent then due shall not constitute a waiver of any rights of Landlord or Tenant including, without limitation, any right of Landlord to recover possession of the Premises.”

(d) Paragraph 13(d) is hereby deleted in its entirety and the following language substituted in its place:

“(d) Tenant hereby waives all rights under California Code of Civil Procedure Section 1179 and California Civil Code Section 3275 providing for relief from forfeiture, and any other right now or hereafter existing to redeem the Premises or reinstate this Lease after termination pursuant to this Paragraph 13 or by order or judgment of any court or by and legal process; provided, however, that such waiver shall only apply in the case of monetary defaults and/or material nonmonetary defaults by Tenant under this Lease.

(e) Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereby against the other on any matters not relating to personal injury or property damage but otherwise arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant under this Lease, Tenant’s use or occupancy of the Premises and any statutory remedy.

(f) The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity, by statute or otherwise.”

8.	Amendment of Paragraph 15. The following text is added at the end of Paragraph 15:

“Tenant waives the provisions of California Civil Code Section 1950.7, and all other present and future laws that restrict the amount or types of claims that a landlord may make upon a security deposit or imposes upon a landlord or a successor any obligation with respect to the handling or return of security deposits.”

9.	Amendment of Paragraph 17. The text of Paragraph 17 is deleted in its entirety and the following language is substituted in its place:

“(a) This Lease, at Landlord’s option, shall be subordinate to any ground lease, first mortgage, first deed of trust, or any other hypothecation for security now or hereafter placed upon the Building and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any first mortgagee, first priority deed of trust beneficiary, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease is dated prior to or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. If any mortgage or deed of trust to which this Lease is subordinate is foreclosed or a deed in lieu of foreclosure is given to the mortgagee or beneficiary, Tenant shall attorn to the purchaser at the foreclosure sale or to the grantee under the deed in lieu of foreclosure; if any ground lease to which this Lease is subordinate is terminated, Tenant shall attorn to the ground lessor. Promptly following the request of any such purchaser, grantee, or ground lessor, Tenant shall execute and deliver a new lease, in the form of this Lease, with such requesting party as the Landlord. Tenant agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be, or to evidence such attornment.

Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to cause General Motors Acceptance Corporation, or its successor, as beneficiary of the deed of trust presently encumbering the Building, to execute and deliver a counterpart of a Recognition, Non-disturbance and Attornment Agreement in the form attached to the Addendum to this Lease as Exhibit E (the “SNDA”), with such revisions as Tenant reasonably may request, which Agreement shall promptly be executed and delivered by Tenant. Tenant shall reimburse Landlord within thirty (30) days following Landlord’s request for any out-of-pocket costs incurred by Landlord in connection with Tenant’s negotiation of the form of such Recognition, Non-disturbance and Attornment Agreement. Landlord represents and warrants that the Premises are not subject to or subordinate to any ground or underlying lease or to any lien, mortgage, deed of trust, or security interest affecting the Premises except for such deed of trust held by General Motors Acceptance Corporation.”

(b) Tenant shall give any holder of a first mortgage or deed of trust placed upon the Building (‘Holder’), in compliance with the notice provisions of this Lease, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases or otherwise) of the address of such Holder. If Landlord shall have failed to cure such default within thirty (30) or such longer period of time as Landlord shall have the right to cure the default under the Lease, Holder shall have the right, but not the duty, to cure such default within an additional thirty (30) day period or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default, including the time necessary to foreclose or otherwise terminate its first mortgage or deed of trust if necessary to effectuate such cure.

(c) Within ten (10) days of Landlord’s request therefor, Tenant shall execute and deliver such amendments of this Lease as shall have been required by Landlord’s lender in connection with the making of a loan to be secured by the Building, provided such amendment does not increase the obligations of Tenant under this Lease or adversely affect Tenant’s leasehold interest or Tenant’s rights under this Lease.”

10.	Amendment of Paragraph 20. The following language is added to the end of Paragraph 20:

“In addition, such communications shall be deemed given when transmitted to a party by electronic facsimile, with confirmation of receipt, to the telephone number specified in the Basic Lease Information, as it may be changed by notice.”

11.	Addition of Exhibits D and E. The Exhibit D attached to this Amendment No. 2 is added as Exhibit D to the Lease. The Exhibit E attached to this Amendment No. 2 is added as Exhibit E to the Lease.

12.	Amendment of Paragraph 19 in Addendum to Lease. Paragraph 19 of the Addendum to the Lease is hereby deleted in its entirety and replaced with the following:

“Option to Extend Term:

(a)	Tenant shall have two (2) options to extend the term of the Lease (each, an ‘Option’), each for a five (5) year period (each, an ‘Option Period’ and together the ‘Option Periods’) with the first Option Period commencing upon the expiration of the initial term of the Lease and the second Option Period commencing upon the expiration of the first Option Period; provided, however, such Options shall be subject to the following conditions:

(i) At the time an Option is exercised, this Lease shall be in full force and effect and Tenant shall not be in default hereunder beyond applicable notice and cure periods, if any, and Tenant shall not have assigned or sublet more than fifty percent (50%) of the Premises to anyone other than a Permitted Transferee,

(ii) An Option must be exercised by notice given to Landlord not earlier than twelve (12) months and not later than nine (9) months prior to the then-scheduled expiration of the term of this Lease;

(iii) In the case of the second Option, the second Option may only be exercised if the first Option was validly exercised.

(b)	In the event the first Option is timely and effectively exercised, the term shall be extended for five (5) additional years, upon all of the terms and conditions of the Lease; provided, however, that the Base Rent shall be 95% of the then Fair Market Rental Value of the Premises plus the Cosmetic Improvement Allowance (defined below) as amortized over the first Option Period, paid as an increase in Base Rent of $3,755.26 per month if the Fair Market Rental Value for the first Option Period did not take into account an equivalent allowance provided to the Tenant. In the event the second Option is timely and effectively exercised, the term shall be extended for five (5) additional years, upon all of the terms and conditions of the Lease; provided, however, that there shall be no further options exercisable by Tenant and the Base Rent shall be 100% of the then Fair Market Rental Value of the Premises plus the Cosmetic Improvement Allowance as amortized over the second Option Period, paid as an increase in Base Rent of $3,755.26 per month if the Fair Market Rental Value for the second Option Period did not take into account an equivalent allowance provided to the Tenant.

(i) For the purposes hereof, the ‘Fair Market Rental Value’ of the Premises shall be the prevailing fair market rental for the Premises taking into account all relevant factors including, without limitation, the monthly rental rate per square foot of rentable area then prevailing for renewal transactions involving comparable improved space (without taking into account the value of improvements made by Tenant at its cost) in the Project and renewal transactions involving comparable buildings in the City of Alameda. The determination of Fair Market Rental Value shall take into account the length of the Lease, the condition of the Premises, and tenant improvements. If Tenant in good faith disputes Landlord’s determination of Fair Market Rental Value, Tenant shall so notify Landlord and the parties shall negotiate in good faith to resolve the dispute. If such dispute is not resolved by negotiation between the parties within thirty (30) days, then Fair Market Rental Value shall be determined by appraisal. Tenant shall pay Base Rent when due based upon Landlord’s determination of Fair Market Rental Value, subject to retroactive adjustment between the parties if the determination by appraisal is different from Landlord’s determination.

(ii) When Fair Market Rental Value is to be determined by appraisal, within ten (10) days after the expiration of the 30-day negotiation period, Landlord and Tenant shall each appoint as an appraiser, a real estate appraiser with at least ten (10) years of experience in appraising commercial real property in Alameda County, and give notice of such appointment to the other. If either Landlord or Tenant shall fail to appoint an appraiser within ten (10) days after receiving notice of the identity of the other party’s appointed appraiser, then the single appraiser appointed shall be the sole appraiser and determine the Fair Market Rental Value of the Premises. In the event each party appoints an appraiser, such appraisers shall, within thirty (30) days after the appointment of the last of them to be appointed, complete their determinations of Fair Market Rental Value and furnish the same to Landlord and Tenant. If the low appraisal varies from the higher appraisal by five percent (5%) or less, the Fair Market Rental Value shall be the average of the two valuations. If the low appraisal varies from the high appraisal by more than five percent (5%), the two appraisers shall, within ten (10) days after submission of the last appraisal report, appoint a third appraiser who shall meet the qualifications set forth in this paragraph. If the two appraisers shall be unable to agree on the selection of a third appraiser in a timely manner then either Landlord or Tenant may request such appointment by the presiding judge of the Superior Court of Alameda County. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for or against either party. Such third appraiser shall, within thirty (30) days after appointment, make a determination of Fair Market Rental Value and submit an appraisal report to Landlord and Tenant. The Fair Market Rental Value of the Premises shall be as determined by the third appraiser, unless it is less than the valuation set forth in the lower appraisal previously obtained, in which case the valuation set forth in the lower prior appraisal shall be controlling, or unless it is greater than the valuation set forth in the higher appraisal previously obtained, in which case the valuation set forth in the higher prior appraisal shall be controlling. All fees and costs incurred in connection with the determination of Fair Market Rental Value by appraisal shall be paid one-half by Landlord and one-half by Tenant.

(c)	At the commencement of each Option Period, for the purpose of Tenant’s cosmetic improvement of the Premises, Landlord agrees to contribute an amount equal to One Hundred Seventy-Six Thousand Seven Hundred Forty Dollars ($176,740.00) (each, a ‘Cosmetic Improvement Allowance’) toward the cost of Tenant redecorating and improving the Premises. In the event the cost of such redecorating and improving exceeds the Cosmetic Improvement Allowance, such excess amount shall be borne solely by Tenant. Tenant’s right to receive the Cosmetic Improvement Allowance is personal to Xenogen Corporation, a Delaware corporation, as the Tenant and no successor-in-interest to Tenant other than a Permitted Transferee, shall be entitled to receive any portion of the Cosmetic Improvement Allowance.

(d)	Upon written request from Tenant, Landlord shall pay to Tenant the Cosmetic Improvement Allowance within thirty (30) days after the commencement of an Option Period, provided Tenant has delivered to Landlord the following:

(i) A copy of Tenant’s recorded, valid ‘Notice of Completion’, if applicable;

(ii) A complete list of the names, addresses, telephone numbers and contract amounts for all contractors, subcontractors, vendors and/or suppliers providing materials and/or labor for Tenant’s cosmetic work;

(iii) All mechanics’ lien releases from Tenant’s general contractor and all of its subcontractors and suppliers which have given Landlord a 20-day preliminary lien notice, which lien releases are final, unconditional and in legal form; and

(iv) Copies of all building permits, indicating inspection and approval by the issuer of said permits, if any.

(e)	Landlord is hereby authorized to deduct any rent not paid when due under this Lease, if any, from a Cosmetic Improvement Allowance before any disbursement is made to Tenant.

(f)	Prior to the commencement of an Option Period, Tenant and Landlord shall execute an amendment to this Lease setting forth the Option Period and revised Base Rent, together with any amortization of a Cosmetic Improvement Allowance, if applicable.”

13.	Tenant’s Right to Early Termination. Tenant shall have a one-time option to terminate this Lease effective February 28, 2009 (the “Termination Date”) upon the following terms and conditions:

(a)	At the time Tenant’s option is exercised, the Lease shall be in full force and effect and Tenant shall not be in default hereunder beyond applicable notice and cure periods, if any;

(b) Tenant’s option to terminate must be exercised by notice given to Landlord at least nine (9) months prior to the Termination Date; and

(c) Payment by Tenant to Landlord on or before the Termination Date of an amount equal to (i) the then-unamortized real estate commissions paid by Landlord in connection with this Amendment and the 2061 Construction Allowance (as defined in Exhibit D) and (ii) the product of four (4) and the monthly Base Rent and Tenant’s percentage share of Operating Expenses and Property Taxes otherwise payable as of the Termination Date.

If any of the above conditions are not met by Tenant, then Tenant’s right to an early termination of the Lease as provided in this Section shall terminate and be of no further force or effect.

14.	Rooftop Satellite Equipment. Tenant shall have the right to install and maintain one (1) satellite dish, and appurtenant cabling and conduit (“Rooftop Satellite Equipment”) on the roof of the Building in a location designated by the Landlord. The cost of such Rooftop Satellite Equipment, installation and upkeep shall be Tenant’s sole responsibility. In installing any Rooftop Satellite Equipment on the Building, Tenant shall comply with the following:

(a) Tenant shall first obtain all necessary permits and approvals from governmental authorities and any other entities having a right of approval;

(b) the Rooftop Satellite Equipment shall not impair the waterproof membrane or the structural integrity of the roof of the Building;

(c) Tenant shall first deliver to Landlord detailed drawings and specifications for the design and means of installation of the Rooftop Satellite Equipment which shall be subject to Landlord’s prior consent which consent shall not unreasonably be withheld or delayed, but Landlord may require that and Rooftop Satellite Equipment be located to minimize its visibility, and/or that screens or walls be installed, at Tenant’s expense, to reduce the visibility of the Rooftop Satellite Equipment;

(d) Tenant shall give Landlord ten (10) business days’ prior written notice before installing any component of the Rooftop Satellite Equipment;

(e) upon the expiration or early termination of this Lease, Tenant, at Tenant’s sole expense, shall remove all Rooftop Satellite Equipment from the Building and restore it to its condition prior to such installation; and

(f) Tenant shall reimburse Landlord on demand for the cost incurred for Landlord’s roof contractor to “hot mop” all roof penetrations required for installation of Rooftop Satellite Equipment.”

15. Generator. Subject to the terms and conditions of Paragraph 8 of the Lease, Tenant may install a generator to serve the Premises, which generator shall be located outside the boundaries of the Building on the pad adjacent to the Building and existing as of the Effective Date.

16. Counterparts. This Amendment No. 2 may be executed, acknowledged and delivered in any number of counterparts, and each of such counterparts shall constitute an original but all together only one Amendment No. 2.

17. Headings. Any headings or captions preceding the text of the several sections hereof are intended solely for convenience of reference and shall not constitute a part of this Amendment No. 2 nor shall they affect its meaning, construction or effect.

18. Reference to Lease. Any and all notices, requests, certificates and other documents or instruments executed and delivered concurrently with or after the execution and delivery of this Amendment No. 2 may refer to the Lease without making specific reference to this Amendment No. 2, but nevertheless all such references shall be deemed to include this Amendment No. 2, unless the context shall otherwise require.

19. Effectiveness of Amendment No. 2. This Amendment No. 2 is conditioned upon (a) the concurrent execution of Amendment No. 4 to the 860 Lease; (b) the concurrent execution of the 850 Lease; (c) Landlord’s lender having executed the SNDA and Landlord having received the consent of its lender to this Amendment No. 2, reasonable evidence of which Landlord shall promptly deliver to Tenant; and (c) the satisfaction of all of the conditions set forth in Section 9 of Amendment No. 4 to the 860 Lease, reasonable evidence of which Landlord shall promptly deliver to Tenant. Notwithstanding anything to the contrary herein, in the event Tenant or Landlord (as the case may be) exercises the Plan Approval Termination Right or the Late Delivery Termination Right under the 850 Lease, this Amendment No. 2 shall become null and void and of no force or effect.

20. Effectiveness of Lease. Except as expressly provided herein, nothing in this Amendment No. 2 shall be deemed to waive or modify any of the provisions of the Lease, or any addendum thereto, and the parties hereby ratify and confirm the provisions of the Lease as amended in paragraphs 1 through 15 above. In the event of any conflict between the Lease, this Amendment No. 2 or any other amendment or addendum thereof, the document later in time shall prevail.

21. Entire Agreement. This Amendment No. 2, together with the 850 Lease and the 860 Lease, as amended, set forth the entire understanding of the parties in connection with the subject matter hereof. There are no agreements between Landlord and Tenant relating to the Lease or the Premises other than those set forth in writing and signed by the parties herein and in the 850 Lease and the 860 Lease, as amended. Neither party hereto has relied on any understanding, representation or warranty not set forth herein, either oral or written, as an inducement to enter into this Amendment No. 2.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment No. 2 as of the Effective Date.

TENANT:	LANDLORD:

XENOGEN CORPORATION, a Delaware corporation	ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership

	By:	Vintage Alameda Investments, LP a California limited partnership operating general partner

	By:	Vintage Properties - Alameda Commercial, a California corporation, managing general partner

By:		By:
Name:		Name:	Joseph R. Seiger
Title:		Title:	President

EXHIBIT D

PROVISIONS RELATING TO THE DESIGN AND

CONSTRUCTION OF TENANT’S WORK

I. GENERAL REQUIREMENTS

A. Tenant’s Plans.

(1) Prior to Tenant preparing calculations, drawings and specifications, and a construction schedule (collectively referred to as “Tenant’s Plans”) that pertain to Tenant’s Work described in Section III of this Exhibit D, Tenant’s architect and engineer(s) shall thoroughly familiarize themselves with this Exhibit D and all local building codes, and shall verify by physical inspection and measurement all existing job conditions within and adjacent to the Premises. Tenant’s Plans shall be prepared with full knowledge of and in compliance with this Exhibit D and all city, county and state ordinances, rules and regulations relating thereto including, without limitation, the energy conservation and handicap access requirements of the State of California. Tenant’s architect and engineer(s) shall be fully qualified and licensed to prepare the drawings required below.

(2) Unless Tenant exercises Tenant’s Transfer Right (as defined below), within forty-five (45) days after the date on which Tenant’s Transfer Right expires pursuant to Section V of this Exhibit D, Tenant shall submit to Landlord three (3) sets of prints and one (1) reproducible transparency of fully detailed and dimensioned ¼” scale construction drawings prepared at Tenant’s expense by Tenant’s architect, who shall be licensed in the State of California. These construction drawings shall include the following: (a) floor plans, reflected ceiling plans; elevations of the specialized improvements; and door, finish and color schedules; (b) electrical drawings prepared by an electrical engineer, who shall be licensed in the State of California, including circuitry plans, panel schedules, riser diagrams, load calculations, and all calculations and forms required by applicable statutes and codes; and (c) mechanical drawings prepared by a mechanical engineer licensed in the State of California, including heating, ventilating and air conditioning design calculations, an equipment schedule and specifications, the design for the air distribution duct work system, smoke exhaust system, exhaust fan(s), plumbing fixtures and piping specifications, and all calculations and completed forms required by applicable statutes and codes.

B. Approval of Tenant’s Plans.

(1) The design and quality of all work and installations undertaken by Tenant in the Premises shall be subject to the approval of Landlord’s architect and in accordance with all laws, regulations, codes, ordinances and other governmental regulations relating thereto.

(2) Landlord and/or its architect shall review Tenant’s Plans for their conformance with provisions contained within this Exhibit D. Where final plans conflict with this Exhibit D, the provisions of this Exhibit D shall prevail. If Tenant’s Plans are approved, such approval shall in no event create any responsibility or liability on the part of Landlord for their completeness, design sufficiency or compliance with any and all laws, regulations, codes, ordinances and other governmental regulations and shall not relieve Tenant of Tenant’s responsibility to verify such compliance and all job conditions including, without limitation, dimensions, locations, clearances and property lines.

(3) Any subsequent material changes, modifications or alterations to Tenant’s Plans requested by Tenant before completion of Tenant’s Work shall be subject to review and approval by Landlord and/or its architect (which approval shall not be unreasonably withheld, conditioned or delayed, and Tenant shall pay any additional reasonable costs and expenses incurred in connection with said processing, including any additional fees of Landlord’s architect. Landlord shall have the right to demand that Tenant pay such costs and expenses in advance of Landlord’s processing such a request. No such material changes, modifications or alterations in said approved plans shall be made without the prior consent of Landlord after written request therefor by Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.

C. Building Permit for Tenant’s Work. Promptly following Landlord’s approval of Tenant’s Plans, Tenant shall apply for requisite building permits. If the governmental agency with jurisdiction refuses to issue a building permit for Tenant’s Work, Tenant shall immediately make all necessary corrections required by said agency. Upon said agency’s approval of Tenant’s plan check and permit application, Tenant or Tenant’s contractor shall pick up the building permit from said agency. Tenant shall pay for all building department plan review and permit fees required to obtain a building permit for Tenant’s Work.

D. Construction of Tenant’s Work.

(1) Tenant shall, at its own expense, construct to completion in accordance with the construction schedule approved as part of Tenant’s Plans those improvements described as “Tenant’s Work” in Section III of this Exhibit D. Tenant shall construct Tenant’s Work in a good workmanlike and professional manner and in accordance with generally accepted engineering practices, subject to Landlord’s approval exercised in Landlord’s reasonable judgment. Tenant’s Work shall be constructed in accordance with Tenant’s Plans which shall have been approved by Landlord and shall comply with all city, county and state ordinances, rules and regulations relating thereto. To the extent Tenant’s actual construction schedule materially varies from the schedule that was approved by Landlord as part of Tenant’s Plans, Tenant shall request Landlord’s approval for any such material change, which approval will not be unreasonably withheld, conditioned or delayed.

(2) From the commencement of Tenant’s Work, Tenant shall maintain insurance in accordance with Paragraph 9 of the Lease.

(3) Tenant shall deliver the original evidence of approval of final building permit inspection to Landlord as soon as reasonably practicable, but in no event later than thirty (30) business days after completion of Tenant’s Work. Tenant shall record a Notice of Completion promptly following completion of Tenant’s Work and shall promptly forward a copy thereof to Landlord.

E. Intentionally deleted.

F. Temporary Construction Facilities. During the performance of Tenant’s Work, Tenant shall be responsible for the removal from the Project on a daily basis of all trash, construction debris and surplus construction materials or, at Landlord’s option, the placement on a regular basis of such trash, debris and materials in Landlord designated receptacles. Landlord may, at its option, provide trash receptacles at a central location for Tenant’s use during Tenant’s construction. Landlord shall cause such receptacles to be emptied and trash removed at a cost to Tenant and Tenant shall reimburse Landlord for its costs incurred in connection therewith. During Tenant’s performance of Tenant’s Work, Tenant shall remove on a regular basis, all of its trash and debris and properly deposit same in the centrally located trash receptacles.

II. DESCRIPTION OF LANDLORD’S WORK

Landlord shall have performed all of the following work (“Landlord’s Work”) at the Premises at Landlord’s cost and expense: None.

III. DESCRIPTION OF TENANT’S WORK

A. General. “Tenant’s Work” shall include the purchase and/or installation of all of the improvements described in Tenant’s Plans and any other items permanently affixed to the Premises which are not described in Sections II, which are necessary to complete construction of works of improvement and fixtures within the Premises.

B. Design Criteria

1. Structural. Any alteration, additions or reinforcements to Landlord’s structure required to accommodate Tenant’s Work shall be performed only with Landlord’s architect’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) and only by Landlord at competitive rates, at Tenant’s expense. Tenant shall pay, upon receipt of invoice and without setoff or deduction, any costs associated with the Landlord’s structural engineer’s review and approval of Tenant’s proposed alterations, additions or reinforcements.

2. Roof. There shall be no penetrations of the roof or installation of radio or television antennas or any rooftop equipment without the prior written approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and all appropriate governing agencies. All roof penetrations (which shall include, without limitation, equipment platforms, curbs and multiple pipe enclosures) and equipment locations required by Tenant and approved by Landlord, Landlord’s architect, and said governing agencies shall be at Tenant’s expense and subject to the conditions of said approval. At Landlord’s option, all such work shall be engineered and installed by Landlord’s contractor in accordance with standard project details as provided by Landlord’s architect at competitive rates. Any roof screens or screening devices required by Landlord, Landlord’s architect, and said governing agencies shall be designed by Landlord’s architect and at Landlord’s option installed by Landlord’s contractor at Tenant’s expense. All flashing, counterflashing and roofing repairs shall conform to the project roofing specifications and such work shall be paid for by Tenant but shall be performed by Landlord’s roofing subcontractor.

IV. TENANT’S USE OF A CONTRACTOR

A. Contractor Selection. Tenant’s contractor for the construction of Tenant’s Work shall be subject to Landlord’s prior approval which shall not unreasonably be withheld, provided such contractor is bondable and properly licensed. Any of Tenant’s Work in connection with the automatic fire sprinklers, air conditioning work required by Tenant and roof penetration (if Landlord so elects) shall be performed by Landlord’s contractor (or, at Landlord’s option, Tenant’s contractor), at Tenant’s expense at competitive rates.

B. Special Conditions. Tenant shall incorporate into a written agreement with its contractor the following items as “Special Conditions”:

1. Tenant’s contractor shall diligently perform said work in a manner and at times which do not impede or delay Landlord in the completion of the Premises or any other portion of the Project. Any delays in the completion of the Premises caused by Tenant’s contractor shall not relieve Tenant of any obligation under this Lease.

2. Tenant’s contractor shall be responsible for the repair, replacement or cleanup of any damage caused by Tenant’s contractor to any other contractor’s work in any area of the Project.

3. Tenant’s contractor shall obtain written approval from Landlord prior to penetrating any floor slab. Landlord’s approval shall not relieve Tenant or Tenant’s contractor from responsibility for damage to Landlord’s Work and/or any other tenant’s work because of penetration by Tenant. Where Tenant’s floor slab is placed on grade, Tenant’s contractor shall accept the Premises prior to starting any trenching operations. Tenant’s contractor shall perform any rework of subbase or compaction required after the contractor’s initial acceptance of the Premises in accordance with the project specifications and shall remove from the Project any excess dirt or debris created thereby.

4. Tenant’s contractor shall store all construction materials and contain all operations within the Premises and such other space as Landlord may specifically permit. All trash, construction debris and surplus construction materials shall be promptly removed from the Premises and handled in accordance with the provisions of this Exhibit D.

5. Tenant’s contractor shall provide written notice to Landlord or Landlord’s manager of any work to be done on weekends or other than normal job hours, and Tenant shall pay all costs associated therewith.

6. Tenant and Tenant’s contractor shall comply with all applicable laws, codes, rules and regulations governing the performance of Tenant’s Work, including all rules established by Landlord’s manager for construction in the Project.

7. Prior to commencement of construction, Tenant shall submit to Landlord evidence of insurance for its contractor in accordance with the requirements set forth in the Lease.

8. Tenant’s contractor or subcontractors shall not post signs on any part of the Project or the Premises.

9. Any and all work performed by Tenant or Tenant’s contractor shall be performed in a manner so as to avoid any labor dispute which results in a stoppage or impairment of work, deliveries or any other service in the Project. If there shall be any such stoppage or impairment as the result of any such labor dispute, Tenant shall immediately undertake such action as may be necessary to eliminate such dispute or potential dispute, including, without limitation, (a) removing all disputants from the job site until such time as the labor dispute no longer exists, (b) seeking a temporary restraining order and other injunctive relief with regard to illegal union activities or a breach of contract between Tenant and Tenant’s contractor, and (c) filing appropriate unfair labor practice charges.

10. Prior to the commencement of Tenant’s Work, if Tenant is anyone other than Xenogen Corporation, a Delaware corporation, or a Permitted Transferee, Tenant shall obtain, or cause its contractor to obtain performance and payment bonds covering the faithful performance of the contract for the construction of Tenant’s Work and payment of suppliers and subcontractors. The performance bond shall be in an amount equal to one hundred percent (100%) of the full amount of the contract price, conditioned on the contractor’s faithful performance of the contract. Said performance bond shall name Landlord and Tenant as co-obligees, shall be given by a sufficient surety which is satisfactory to Landlord, and shall be in such form as Landlord shall approve in its sole discretion.

V. CONSTRUCTION ALLOWANCE

Notwithstanding anything to the contrary contained in this Exhibit D, for the purpose of Tenant’s modification of the Premises, Landlord agrees to contribute an amount equal to Two Hundred Sixty-Five Thousand One Hundred Ten Dollars ($265,110.00) (the “2061 Construction Allowance”) toward the cost of Tenant’s Work. In the event the cost of Tenant’s Work exceeds the 2061 Construction Allowance, such excess amount shall be borne solely by Tenant.

Upon written request from Tenant made within two (2) years of the “Commencement Date” under the 850 Lease and from time to time but not more than on a monthly basis, Landlord shall pay to Tenant all or a portion of the 2061 Construction Allowance, as described below, within thirty (30) days after receiving an invoice therefor, as such costs are incurred by Tenant and after Tenant has delivered to Landlord the following:

1.	For the final payment, an executed Tenant’s estoppel certificate in accordance with Paragraph 16 of the Lease;

2.	For the final payment, a copy of Tenant’s recorded, valid “Notice of Completion”;

3.	A complete list of the names, addresses, telephone numbers and contract amounts for all contractors, subcontractors, vendors and/or suppliers providing materials and/or labor for Tenant’s Work;

4.	All mechanics’ lien releases from Tenant’s general contractor and all of its subcontractors and suppliers which have given Landlord a 20-day preliminary lien notice, which lien releases, with respect to progress payments shall be the appropriate conditional and unconditional lien releases, and with respect to the final payment, are final, unconditional and in legal form;

5.	For the final payment, copies of all building permits, indicating inspection and approval by the issuer of said permits; and

6.	For the final payment, an architect’s certification that the Premises have been constructed in accordance with Tenant’s approved Plans and are materially complete in accordance with this Exhibit D except for items typically found on a “punch list.”

7.	For any payment, a written representation from the general contractor and each subcontractor or supplier for whom payment of an invoice is requested stating what percentage of the total work such person or entity is under contract to perform has been completed to date.

Landlord is hereby authorized to deduct the cost of any additional work performed by Landlord for the benefit of Tenant at the request of Tenant, if any, as well as any rentals owing under this Lease, if any, from the 2061 Construction Allowance before any disbursement is made to Tenant.

Within thirty (30) days of Tenant’s delivery of the foregoing information, Landlord shall pay to Tenant an amount that (when added to any prior disbursements by Landlord, if any) will equal (a) that portion of the total estimated cost for the completion of Tenant’s Work, as mutually agreed by Landlord and Tenant in writing prior to the commencement of construction of Tenant’s Work, incurred before the date of Tenant’s request for payment, multiplied by (b) a fraction, the numerator of which is equal to the 2061 Construction Allowance and the denominator of which is equal to the total estimated cost for the completion of Tenant’s Work, as mutually agreed by Landlord and Tenant in writing prior to the commencement of construction of Tenant’s Work.

Notwithstanding anything to the contrary herein, Tenant shall not be required to construct any improvements to the Premises and shall have the right, at its election in its sole discretion, to apply all or any portion of the 2061 Construction Allowance towards the construction of improvements to the premises leased by Tenant under the 850 Lease, which improvements are to be constructed in accordance with Exhibit B to the 850 Lease (the “Transfer Right”). Tenant shall notify Landlord within forty-five (45) days of the Effective Date of the 850 Lease of its election to exercise the Transfer Right, which notice shall specify how much of the 2061 Construction Allowance will be so transferred. If Tenant’s notice fails to specify which portion of the 2061 Construction Allowance will be transferred, the entire 2061 Construction Allowance shall be transferred. Tenant’s failure to notify Landlord within such 45-day period shall terminate the Transfer Right and the 2061 Construction Allowance shall remain available for Tenant’s use as set forth in this Exhibit D. If Tenant timely exercises the Transfer Right, all, or the portion specified in Tenant’s notice, of the 2061 Construction Allowance shall be deemed transferred for Tenant’s use in accordance with Exhibit B to the 850 Lease and the phrase “Construction Allowance” as used in the 850 Lease shall thereafter be deemed amended to include the transferred portion(s) of the 2061 Construction Allowance.

EXHIBIT E

Form of SNDA

See attached.